Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2022 Results and Stock Price
LAKELAND, Fla., Aug. 1, 2022 Publix’s sales for the three months ended June 25, 2022 were $12.9 billion, a 9.3% increase from $11.8 billion in 2021. Comparable store sales for the three months ended June 25, 2022 increased 7.8%.
Net earnings for the three months ended June 25, 2022 were $628.4 million, compared to $1 billion in 2021, a decrease of 37.7%. Earnings per share for the three months ended June 25, 2022 decreased to $0.18 per share, down from $0.29 per share in 2021, adjusted for the effect of the 5-for-1 stock split that occurred on April 14, 2022. Excluding the impact of net unrealized losses on equity securities in 2022 and net unrealized gains on equity securities in 2021, net earnings for the three months ended June 25, 2022 would have been $895.5 million, compared to $920.3 million in 2021, a decrease of 2.7%. Earnings per share would have been $0.26 per share, compared to $0.27 per share in 2021, adjusted for the effect of the stock split.
Publix’s sales for the six months ended June 25, 2022 were $26.2 billion, an 11.4% increase from $23.5 billion in 2021. Comparable store sales for the six months ended June 25, 2022 increased 9.7%.
Net earnings for the six months ended June 25, 2022 were $1.2 billion, compared to $2.5 billion in 2021, a decrease of 50.2%. Earnings per share for the six months ended June 25, 2022 decreased to $0.37 per share, down from $0.72 per share in 2021, adjusted for the effect of the stock split. Excluding the impact of net unrealized losses on equity securities in 2022 and net unrealized gains on equity securities in 2021, net earnings for the six months ended June 25, 2022 would have been $1.9 billion, compared to $1.8 billion in 2021, an increase of 6.4%. Earnings per share would have been $0.57 per share, compared to $0.53 per share in 2021, adjusted for the effect of the stock split.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Aug. 1, 2022, Publix’s stock price decreased from $14.91 per share to $13.84 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Unfortunately, our results were not enough to offset challenges in the stock market,” said Publix CEO Todd Jones. “I continue to be proud of our associates for making shopping a pleasure at Publix.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended June 25, 2022 and June 26, 2021 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. All applicable share and per share amounts have been retroactively adjusted to give effect to the stock split.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended June 25, 2022 and June 26, 2021:

	Three Months Ended
	June 25, 2022	June 26, 2021
	(Amounts are in millions, except per share amounts)
Net earnings	$628.4	1,009.4
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of period	358.1	(129.0)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	9.4
Income tax (benefit) expense (1)	(91.0)	30.5
Net earnings excluding impact of fair value adjustment	$895.5	920.3
Weighted average shares outstanding	3,401.3	3,460.3
Earnings per share excluding impact of fair value adjustment	$0.26	0.27

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended June 25, 2022 and June 26, 2021:

	Six Months Ended
	June 25, 2022	June 26, 2021
	(Amounts are in millions, except per share amounts)
Net earnings	$1,246.4	2,504.5
Fair value adjustment, due to net unrealized loss (gain), on equity securities held at end of period	939.0	(913.8)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	9.4
Income tax (benefit) expense (1)	(238.7)	230.0
Net earnings excluding impact of fair value adjustment	$1,946.7	1,830.1
Weighted average shares outstanding	3,408.6	3,458.2
Earnings per share excluding impact of fair value adjustment	$0.57	0.53
(1) Income tax (benefit) expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 230,000 associates, currently operates 1,298 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 25 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###